Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of June 3, 2024 (the “Agreement”), between VIVAKOR, INC., a Nevada corporation (the “Company”), and Michael Thompson, an individual residing in the State of Idaho (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that the Director possesses the necessary qualifications, abilities, and independence to serve as an independent director of the Company and to perform the functions and meet the Company’s needs related to the Board; and

WHEREAS, the Company appointed Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause Director to be appointed, and Director hereby agrees, to serve the Company in such position upon the terms and conditions hereinafter set forth; provided, however, that Director’s continued service on the Board after the initial annual term on the Board, which shall end on the next annual meeting of the Company’s stockholders, shall be subject to any necessary approval by the Company’s stockholders.

2. Service.

(a) Director will serve as an independent director of the Company, and specifically serve as the Chairperson of the Audit Committee of the Company’s Board of Directors, and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending/chairing meetings of each Committee of which Director is a member/chairperson, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one regular meeting of the Board and each Committee each quarter (either in-person or remote via video conference), together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that Director shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(b) The Company recognizes that Director: (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, Director understands the Company’s disclosure obligations relating to the Director being a director of the Company and will provide the Company with prior written notice of any current or future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a director. Other than as set forth above, Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his/her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of Director if it determines that such business activity does in fact materially interfere with the performance of Director’s duties, services and responsibilities hereunder.

3. Compensation.

(a) Cash Compensation. Director shall receive Twelve thousand five hundred dollars ($12,500) each quarter in arrears for participation in quarterly Board and Committee meetings, including the annual stockholders’ meeting. Director shall also receive Two thousand five hundred dollars ($2,500) each quarter for being the chair of the Audit Committee of the Board (the “Audit Committee”).

(b) Common Stock. The Director shall be issued effective June 3, 2024, fifty thousand (50,000) shares of the Company’s restricted common stock pursuant to the Company’s 2023 Equity and Incentive Plan.

(c) Restricted Stock Grants. Director shall receive an annual grant of the Company’s restricted common stock pursuant to the Plan with a Fair Market Value on the grant date equal to fifty thousand dollars ($50,000) under the Company’s equity incentive plan (the “Annual Award”). The Annual Award of restricted stock shall vest in four (4) equal quarterly installments commencing in the quarter following the date of the Director’s appointment and shall be prorated quarterly. Notwithstanding the foregoing, if Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any unvested shares shall be irrefutably forfeited. Furthermore, Director agrees that the shares shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing.

(d) Independent Contractor. Director’s status during the Directorship Term (as defined below) shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(e) Expense Reimbursements. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement during the Directorship Term (as defined below). Any reimbursements for out-of-pocket expenses of Director in excess of $500.00 must be approved in advance by the Company.

4. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earliest of the following to occur: (a) the death or disability of Director; (b) the termination of Director from membership on the Board by the Company; (c) the annual meeting of the Company’s stockholders in which Director is not re-elected to the Board by the Company’s stockholders in accordance with the Company’s certificate of incorporation and bylaws; and (d) the resignation by Director from the Board.

5. Director’s Representation and Acknowledgment. Director represents to the Company that Director does not know of any conflict or legal prohibition that would restrict Director from serving the Company per the terms of this Agreement, and that the execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that Director may have with or to any person or entity, including without limitation, any prior or current employer. Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. Director agrees and understands that in Director’s position with the Company, Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Director agrees that during the Directorship Term and thereafter, Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of Director’s breach of his/her obligations hereunder and (ii) Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to Director in the course or otherwise as a result of Director’s position with the Company during or prior to Directorship Term, provided that the Company shall retain such materials and make them available to Director if requested in connection with any litigation against Director under circumstances in which (i) Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his/her defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Notwithstanding anything in this Agreement or otherwise, Director understands that Director has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit Director from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Director may do so without notifying the Company. The Company may not retaliate against Director for any of these activities, and nothing in this Agreement or otherwise would require Director to waive any monetary award or other payment that Director might become entitled to from the SEC or any other governmental authority.

(c) Non-Solicitation. During Directorship Term and for a period of two (2) years thereafter, Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(d) Non-Compete. Director agrees that during the Directorship Term and for a period of two (2) years thereafter, Director shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, or selling technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company’s written business plans, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 6 shall prohibit Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent (3%) of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as Director has no active participation in the business of such corporation.

(e) Code of Ethics and Insider Trading Policy. Director agrees to comply with the Company’s Code of Ethics and Insider Trading Policy. The Code of Ethics and Insider Trading Policy may either or both be amended by the Company from time to time.

(f) Audit Committee Chairperson Requirements. Director represents and warrants that he has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. Director further represents and warrants that he acquired knowledge of (i) – (v) above through: (w) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions, (x) Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, (y) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (z) other relevant experience.

7. Director and Officer Liability Insurance. Director shall be covered by the Company’s director and officer’s liability insurance policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

8. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his/her service to the Company to the fullest extent permitted by the Company’s Articles of Incorporation and Bylaws (as such documents may be amended from time to time) and other applicable law.

9. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

10. Binding Effect, Assignments. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

14. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Counterparts may be delivered via fax, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his/her service as a director for any period of time.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have executed this Independent Director Agreement as of the date shown above.

VIVAKOR, INC.
a Nevada corporation

By:	/s/ James Ballenege
Name:	James Ballengee
Title:	CEO

DIRECTOR

/s/ Michael Thompson
MICHAEL THOMPSON, individually